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News Release

For Immediate Release

Press Contacts

Tom Myers	Jill Drake

AirCell, Inc.	MedAire, Inc.

+1.303.917.8352	+1.480.333.3716

tmyers@aircell.com	jdrake@medaire.com

MedAire and AirCell Launch New
Airborne Medical Assistance Program
AirCell’s MedLink Service offers worldwide in-flight medical assistance for light and medium business aircraft operators

ORLANDO, FLORIDA [NBAA 2006] – October 19, 2006 – AirCell, Inc. and MedAire, Inc. are pleased to announce the debut of AirCell’s MedLink Service, a new program that offers access to in-flight, on-demand medical assistance worldwide. Originally announced at EBACE 2006, AirCell’s MedLink Service is now available to AirCell satcom customers that operate light and medium business aircraft.

Using speed dialing from their AirCell satcom system in-flight, passengers and flight crews can talk directly to emergency room physicians at MedAire’s 24/7 MedLink Global Response Center. With special training in remote airborne diagnosis and treatment, the physicians provide real-time medical advice to help people manage medical concerns occurring aboard their aircraft.

As the leader in providing remote medical advice to the aviation industry, MedAire handles more than 75 in-flight incidents a day. “We’re very pleased to provide AirCell customers with air-to-ground medical access,” said Joan Sullivan Garrett, MedAire chairman and founder. “Now light and medium jet operators can access a service similar to what MedAire’s heavy jet clients have experienced for 20 years,” she said.

“AirCell’s MedLink Service offers our customers affordable access to a potentially life-saving service, and we’re pleased to be the only airborne telecommunications provider to offer it,” said Bill Peltola, AirCell senior vice president, aviation sales and marketing.”

AirCell customers can purchase AirCell’s MedLink Service when they initially activate their AirCell satcom system or by calling 888.286.9876 (U.S.) or +1.303.379.0278 (worldwide). The optional service will be added to the customer’s regular AirCell billing, so a single monthly invoice will continue to cover all their airborne telecommunications needs.

About MedAire, Inc.

Since 1985, MedAire has provided a life-saving solution of remote medical expertise, education, and equipment for travelers in the aviation and maritime industries. The company prepares its clients with knowledge, confidence, and the right resources and advice to handle remote medical situations. Using 20 years of medical incident data, MedAire continuously develops up-to-date and internationally-compliant products and services to meet the unique needs of the remote traveler. MedAire’s life-saving solution includes 24/7 direct telephonic access to board-certified physicians, medical education, medical kits and defibrillators. Based in Phoenix, AZ, MedAire is listed under MDE on the Australian Stock Exchange and can be found online at www.MedAire.com.

About AirCell, Inc.

AirCell designs, manufactures, markets and supports a full line of airborne telecommunication systems for the Business Aviation, General Aviation, Government and Air Transport markets. A single-source, turn-key provider of equipment, service, and technical support, AirCell simplifies airborne communications and keeps you In Touch, In Flight®.

AirCell products are offered as standard or optional equipment by virtually every fixed- and rotor-wing airframe manufacturer in business aviation, and are installed aboard the world’s three largest fractional ownership fleets – NetJets, Flight Options, and CitationShares.

The winner of the exclusive broadband license in the FCC’s recent frequency auction, AirCell is developing a new, air-to-ground broadband system for North America that will debut in early 2008. AirCell (www.aircell.com) is headquartered in Louisville, Colorado, USA.

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Note to editors:

•	Two high-resolution, production-ready images for AirCell’s MedLink Service are available – please contact Tom Myers at tmyers@aircell.com or +1.303.379.0237.

Statements contained in this press release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release include, but are not limited to unanticipated trends in the markets served by the Company, changes in health care, telemedicine or insurance regulations, international and domestic economic, competitive and security conditions, governmental regulation and associated legal costs, the Company’s ability to stay abreast of technology demands, and such other factors as are described in the Company’s filings with the U.S. Securities and Exchange Commission.